FREE WRITING PROSPECTUS	Filed pursuant to Rule 433 Registration Statement No. 333-171599 February 2, 2011

U.S. TREASURY DEPARTMENT

OFFICE OF PUBLIC AFFAIRS

FOR IMMEDIATE RELEASE: February 2, 2011

CONTACT: Treasury Public Affairs (202) 622-2960

TREASURY DEPARTMENT ANNOUNCES PRICING OF

PUBLIC OFFERING OF WARRANTS TO PURCHASE

COMMON STOCK OF BOSTON PRIVATE FINANCIAL

HOLDINGS, INC.

WASHINGTON — The U.S. Department of the Treasury announced today that it priced a secondary public offering of 2,887,500 warrants to purchase common stock of Boston Private Financial Holdings, Inc. (the “Company”) at $2.20 per warrant. The aggregate net proceeds to Treasury from the offering are expected to be $6,202,523. These proceeds provide an additional return to the American taxpayer from Treasury’s investment in the Company beyond the dividend payments it received on the related preferred stock.

The closing is expected to occur on or about February 7, 2011, subject to customary closing conditions. The offering was priced through a modified Dutch auction. Deutsche Bank Securities Inc. is the sole book-running manager for this offering. This offering represents Treasury’s sale of its remaining investment in the Company.

The warrants were offered pursuant to an effective shelf registration statement that was filed by the Company with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering was filed with the SEC on January 31, 2011, and a final prospectus supplement will be filed by the Company with the SEC and will be available on the SEC’s website at www.sec.gov.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the base prospectus and prospectus supplement if you request them from Deutsche Bank Securities Inc., Prospectus Department, Harborside Financial Center, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, telephone: 1-800-503-4611, or by emailing prospectus.cpdg@db.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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